Exhibit 10.1

MASTER LOAN AND SECURITY AGREEMENT (“MLSA”)

Dated: As of February 10, 2025

Ispire Technology Inc. (“Borrower”) a

Delaware Corporation

With its address at

19700 Magellan Drive, Los Angeles, California 90502

and

Avon River Ventures LLC (“Lender”)

a Delaware Limited Liability Company

with its address at

8 The Green, Suite 11895, Dover Delaware 19901 USA

Up to a maximum of $20,000,000.00 Senior Secured Asset Backed Financing

Allocation 01: $1,344,362 on February 10, 2025

(This page is left blank)

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1. Loan and Security Agreement

This MASTER LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of February 10, 2025 (the “Closing Date”), is entered into by and among Avon River Ventures LLC., a Delaware limited liability company (“Lender”) and Ispire Technology Inc., a Delaware corporation (“Borrower”).

RECITALS:

WHEREAS, the Borrower desires to obtain the Loan from the Lender;

WHEREAS, the Lender is willing to make the Loan to the Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents;

WHEREAS, the Borrower intends to obtain the Loan from the Lender and utilize the proceeds to expand the Borrower’s production capabilities in Malaysia and to strengthen their presence in South Africa through collaboration with distribution partners;

WHEREAS, the Borrower intends to allocate a portion of the Loan proceeds to complete the initial PMTA process related to its age-gating technology, held by the IKE joint venture in which the Company holds a 40% stake, as a means to secure FDA approval for the use of this technology in the U.S. e-cigarette vaping market; and

WHEREAS, the Borrower may allocate a portion of the Loan towards working capital requirements, subject to adjustment based on available capital.

NOW, THEREFORE, in consideration of the making of the Loan by the Lender and the covenants, agreements, representations, and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent, and warrant as follows:

2. Definitions

“Account” means any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to any Person.

“Account Control Agreement” means any control agreement entered into among the depository institution at which a Loan Party maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower or any other Loan Party maintains a Securities Account or a Commodity Account, a Loan Party, and Lender pursuant to which Lender obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Adverse Claim” means a lien, mortgage, pledge, assignment, security interest, charge, encumbrance or other right or claim of any kind (including any agreement to give any of the foregoing, conditional sale or other title retention agreement, and any lease in the nature thereof) or any option, trust, or other preferential arrangement in excess of One Million United States Dollars ($1,000,000) having the practical effect of any of the foregoing.

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“Affiliate” means, with respect to any person or entity, any other person or entity that directly or indirectly controls, is controlled by, or is under common control with, such person or entity.

“Agreement” means this Master Loan and Security Agreement, including all schedules and exhibits hereto.

“Amortization” means the process of gradually reducing the principal balance of a loan over a specified period of time through regular, scheduled payments. Each payment consists of both the Principal and the Interest, and the Loan Management Fee. The schedule of these payments is detailed in Schedule A of this Agreement.

“Borrowing Base” means for the Tranche amounts of up to $6,000,000 the aggregate value of the Borrower’s eligible collateral assets that the Lender utilizes to determine the maximum amount of credit that can be extended under this Agreement. The Borrowing Base shall be calculated as the sum of specific percentages (“advance rates”) applied to the value of eligible collateral categories, as outlined below. The Lender retains sole discretion in determining eligibility and reserves the right to modify eligibility criteria or adjust advance rates as deemed necessary.

1.	Accounts Receivable: Eligible accounts receivable shall consist of the Borrower’s accounts receivable that meet the following criteria and are valued at 60% of their net collectible value:

o	The receivable is current and not aged beyond 120 days from the invoice date.

o	The receivable is unencumbered, free of liens, and not subject to dispute, offsets, or counterclaims.

o	The receivable arises from a bona fide arm’s-length sale of goods or services in the ordinary course of business.

o	The receivable is payable by an account debtor deemed creditworthy by the Lender and located in the United States or Canada.

o	The receivable is not from an affiliated entity or related party of the Borrower.

o	The receivable is not subject to any contractual agreement prohibiting assignment to the Lender.

2.	Inventory: Eligible inventory may be included in the Borrowing Base and valued at the lower of:

o	70% of its Fair Market Value (FMV), or

o	65% of its Net Orderly Liquidation Value (NOLV), as determined by a third-party appraiser appointed by the Lender.

o	Eligible inventory excludes:

1.	Obsolete, slow-moving, or unsaleable inventory.

2.	Inventory subject to third-party liens or consignment arrangements.

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3.	Adjustments and Exclusions: The Borrowing Base calculation is subject to the following provisions to ensure maximum security for the Lender:

o	Ineligible collateral or assets deemed high-risk by the Lender shall be excluded from the Borrowing Base.

o	The Lender reserves the right to adjust advance rates or impose reserves to account for credit risk, concentration risk, or adverse market conditions.

o	The Borrowing Base shall be adjusted immediately to reflect any deterioration in collateral value or ineligibility of previously included assets.

o	The Borrowing Base shall exclude any products or inventory classified as ‘legacy’ where the Borrower retains proprietary information or know-how intended for market sale, ensuring such exclusion is consistent with Lender’s risk assessment and collateral evaluation policies.

“Borrower” means Ispire Technology Inc., a corporation incorporated under the laws of Delaware, which is a publicly traded entity listed on the Nasdaq Stock Market under the ticker symbol “ISPR.” The Borrower, together with its Subsidiaries and any other Loan Parties, shall be collectively responsible for fulfilling all obligations, covenants, and commitments as set forth in this Agreement.

“Brand Name” means the following names and product categories: Ispire, Ispire ONE, Aspire, DuCore, StepCore, Helixx, Mesh Coil, AIOs (All-In-Ones), Minican, GOTEK, ARK, SHVR, RDGS, SWTCH, CGR, OVL, LVL, BX, X SERIES, S SERIES, and V SERIES. These Brand Names are used to identify and distinguish the Borrower’s products and services in the market and are critical for branding and marketing purposes. The definition also includes any future products or services that may be developed, marketed, or branded by the Borrower or its Subsidiaries or GOC under these or other names. The Borrower represents that these Brand Names, along with any associated trademarks or trade names, are integral to its operations and market presence.

“Business as Usual” means the continuation of normal operations within any entity or enterprise mentioned as the GOC or the Borrower, despite any changes or disruptions that may be occurring. It also implies that the usual standards, procedures, and routines are maintained, and the core activities of the business continue to be carried out as expected.

“Business Day” means any day other than a Saturday, Sunday, or any other day on which commercial banks are authorized or required to be closed for business in New York.

“Cash Flow Statements” means the financial statements that report the cash generated and used during a specified time period through operating, investing, and financing activities.

“Change in Law” means (a) the adoption of any new law, rule, regulation, or treaty, or any change in or amendment to any existing law, rule, regulation, or treaty, (b) the issuance of any order, decision, decree, injunction, or interpretation by any court, tribunal, or governmental authority, or (c) the adoption or making of any change in the interpretation or application by any governmental authority of any law, rule, regulation, treaty, order, decision, decree, or injunction, in each case after the date of this Agreement.

“Change of Control” or “Change in Control” means the occurrence of any of the following events: (a) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall become the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 50% or more of the outstanding voting equity interests of the Borrower; (b) the Borrower consolidates with or merges into another entity or conveys, transfers, or leases all or substantially all of its assets to any entity; or (c) during any twelve- Month period, individuals who at the beginning of such period constituted the board of directors of the Borrower (together with any new directors whose election by the board of directors or whose nomination for election by the stock Lenders of the Borrower was approved by a vote of at least two- thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Borrower then in office. Notwithstanding the foregoing, acquisitions of additional shares of the Borrower’s common stock by Tuanfang Liu or Jiangyan Zhu shall not constitute a “Change of Control” or “Change in Control.”

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“Closing Cost” means cost deducted from the proceeds of each Tranche.

“Closing Date” means, with respect to each Tranche, the specific date on which the Lender disburses the funds for that Tranche. Each Tranche shall have a distinct and separate Closing Date, which shall be determined at the sole discretion of the Lender. The Closing Date for each Tranche shall be binding upon the Borrower and all other parties to this Agreement, as specified by the Lender in accordance with the terms of this Agreement.

“Code” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of Delaware; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of Delaware, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” means all tangible and intangible assets of the Borrower, whether now owned or hereafter acquired, that are pledged, assigned, or otherwise provided by any Loan Party or the Borrower to secure the Borrower’s obligations under this Agreement. The term “Collateral” includes, without limitation:

1.	Accounts Receivable: All accounts, payment intangibles, and other rights to payment for goods sold or services rendered.

2.	Inventory: All goods held for sale, lease, or furnishing under contracts of service, including raw materials, work-in-process, and finished goods.

3.	Equipment: All machinery, vehicles, tools, fixtures, and other tangible assets used in the Borrower’s business operations.

4.	Intellectual Property: All patents, copyrights, trademarks, trade secrets, licenses, and other intellectual property rights, along with associated goodwill.

5.	Contractual Rights: All rights arising under contracts, agreements, licenses, and instruments, including rights to payment, performance, and enforcement.

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6.	Equity Interests: All ownership interests, shares, stock options, membership interests, or other equity in Subsidiaries or other entities, whether held directly or indirectly, and all rights associated therewith.

7.	Real Property: All real property interests, including owned or leased land, buildings, improvements, fixtures, and other rights related to real estate.

The Collateral further includes all proceeds, substitutions, replacements, products, and accessions of the foregoing, whether in cash or non-cash form, and any additional assets pledged, assigned, or otherwise provided to secure the Borrower’s obligations under this Agreement.

“Collateral Account” means any Deposit Account, Securities Account, or Commodity Account other than the Excluded Accounts.

“Credit Extension” means the Term Loans, or any other extension of credit by Lender for Borrower’s benefit.

“Default” means the occurrence of any one or more of the events listed in Section 10.

“Default Rate” means as defined in Section 4.5.2 of this Loan Agreement.

“Deferred Interest” means any portion of interest on the Term Loan that has accrued but has not been paid by the Borrower in accordance with the regularly scheduled payment terms of this Agreement. The Deferred Interest includes all such unpaid interest that has been capitalized, rolled over, or otherwise postponed and remains an outstanding Obligation of the Borrower until fully paid.

“Deposit Account” means any “deposit account” as defined in the Code with such additions to such term as may hereafter be made, and includes any checking account, savings account or certificate of deposit.

“Disposition” means the sale, transfer, license, lease or other disposition of any Property by the Borrower (or the granting of any option or other right to do any of the foregoing) other than (a) the sale of inventory in the ordinary course of business, (b) the write-off, discount, sale or other disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction, (d) the disposition of any Hedge Agreement, and (e) dispositions of Investments in cash and Cash Equivalents.

“Equity Interests” means, with respect to any Person or the Borrower, any of the shares of capital stock of (or other ownership, membership, or profit interests in) such Person or the Borrower, any of the warrants, options, or other rights for the purchase or acquisition from such Person or the Borrower of shares of capital stock of (or other ownership, membership, or profit interests in) such Person or the Borrower, any of the securities convertible into or exchangeable for shares of capital stock of (or other ownership, membership, or profit interests in) such Person or the Borrower or warrants, rights, or options for the purchase or acquisition from such Person or the Borrower of such shares (or such other interests), and any of the other ownership, membership, or profit interests in such Person or the Borrower (including partnership, member, or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights, or other interests are outstanding on any date of determination.

“Event of Default” means any event or condition specified in Section 10 of this Agreement, which entitles the Lender to declare the Loan to be immediately due and payable.

“Event of Loss of Person” means a situation where a Loan Party, crucial to this Agreement, experiences a significant and adverse event that impacts their ability to fulfill their Obligations under this Agreement including but not limited to scenarios such as death, incapacitation, or other critical events affecting a key person involved in this Agreement.

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“Excluded Accounts” means any (a) Deposit Accounts which are used exclusively for payroll, payroll taxes and other employee wages and benefits payments to or for the benefit of the employees of Borrower and its Subsidiaries; provided that the aggregate balance in all such accounts does not exceed the amount necessary to make the immediate succeeding payroll, payroll tax or benefit payment (or such minimum amount as may be required by any law or financial institution with respect to such accounts), (b) Deposit Accounts used exclusively for trust or similar purposes or for the collection or payment of sale or use taxes, (c) Deposit Accounts used exclusively (i) for federal funds disbursed under Title IV of the Higher Education Act and (ii) additional amounts on deposit that, when aggregated with the amounts on deposit in all such Deposit Accounts under this clause (c), does not exceed One Million Dollars ($1,000,000), and (d) the Company’s HSBC bank account located in Hong Kong.

“Final Payment” means a payment due and payable in addition to the regular Monthly payments of Principal, accrued Interest, and the Loan Management Fee. This payment shall be made on the Maturity Date of the Loan, as specified in Schedule A. The Final Payment is not a substitution for any of the regular Monthly payments but represents an additional obligation that the Borrower must fulfill in accordance with the terms of this Agreement.

“Financial Projections” means the forecasted financial statements of the Borrower, including projected balance sheets, income statements, and cash flow statements, for future periods. These projections are based on the Borrower’s assumptions and expectations about future business conditions, market trends, and planned operations, and are used to predict the Borrower’s future financial performance, condition, and cash flows.

“Financial Statements” means the balance sheets, income statements, statements of cash flows, and statements of share Lenders’ equity interest of the Borrower, prepared in accordance with generally accepted accounting principles (GAAP).

“First Priority Security Interest” or “First Priority” means a security interest in the Collateral that is senior to any other security interests or liens, whether existing or future, ensuring that the Lender has the primary and superior right to the Collateral over all other creditors. This security interest is perfected and enforceable under Governing Law, providing the Lender with the highest claim on the Collateral in the event of the Borrower’s default, insolvency, or liquidation.

“Full and Final Satisfaction” means the complete, irrevocable, and unconditional fulfillment, discharge, and payment of all obligations, liabilities, and commitments of the Borrower under this Agreement and any related documents. This includes, but is not limited to:

(a) The repayment in full of all outstanding principal amounts of the Loan;

(b) The payment of all accrued and unpaid interest, fees, costs, expenses, and any other amounts due and payable to the Lender under the MLSA or related documents;

(c)  The satisfaction of any and all conditions, covenants, representations, and warranties required under the MLSA;

(d) The absence of any continuing or unremedied Event of Default (as defined in the MLSA); and

(e) The Lender’s written confirmation that all obligations under the MLSA and any related agreements have been irrevocably satisfied in their entirety.

For the avoidance of doubt, Full and Final Satisfaction shall mean that no further obligations, contingent or otherwise, remain outstanding under the MLSA, and the Lender shall have no claims, rights, or demands against the Borrower with respect to the Loan or Collateral, except as specifically provided in any surviving provisions of the MLSA or related documents.

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“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“GOC” or “Group of Companies” means the collective group of the following entities:

Entity Name	Date of Organization	Place of Organization	Ownership %	Principal Activities
Ispire International	6-Jul-22	BVI	100%	Holding Company
Aspire North America	22-Feb-20	California	100%	R&D, Sales and Marketing
Aspire Science	9-Dec-16	Hong Kong	100%	Sales and Marketing
Ispire Malaysia	2-Aug-23	Malaysia	100%	Manufacturing, Sales & Marketing
Ispire Global Products LLC	19-Jan-24	Delaware	100%	Sales and Marketing
Aspire AME Electronics Cigarettes Trading LLC	19-Jul-24	UAE	100%	Sales and Marketing

“Government Approval” or “Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Government Authority” or “Governmental Authority” means any foreign or federal, state, local, government or any court, tribunal, administrative agency, regulatory body, self-regulatory organization, or other governmental or quasi-governmental entity with jurisdiction over the Borrower, the Lender, the Collateral, or any transactions contemplated by this Agreement.

“Guaranty” means, as to any Person, any obligation, contingent or otherwise, of such Person Guarantying or having the economic effect of Guarantying any Debt or other obligation payable or performable by another Person. The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty is made.

“Indebtedness” means all obligations, contingent or otherwise, that in accordance with GAAP should be classified on the obligor’s balance sheet as liabilities.

“Insolvency Proceeding” means, with respect to any Loan Party or the Borrower, any voluntary or involuntary case, action, or proceeding under any bankruptcy, insolvency, reorganization, receivership, moratorium, or other similar law now or hereafter in effect, whether initiated by such Loan Party, the Borrower, or any third party, and including, without limitation:

1.	Voluntary Proceedings: The filing of a petition, application, or request for relief by such Loan Party or Borrower under applicable bankruptcy or insolvency laws, or a corporate resolution authorizing such action.

2.	Involuntary Proceedings: The filing of a petition, application, or request for relief against such Loan Party or Borrower under applicable bankruptcy or insolvency laws that is not dismissed within 30 days of commencement.

3.	Appointment of Fiduciaries: The appointment of a receiver, trustee, custodian, liquidator, or similar official to manage all or a substantial part of the property or assets of such Loan Party or Borrower.

4.	Assignment for the Benefit of Creditors: Any assignment of assets by such Loan Party or Borrower for the benefit of creditors, or similar arrangement or proceeding.

5.	Dissolution or Liquidation: The initiation of dissolution, liquidation, or winding-up of such Loan Party or Borrower’s business or affairs.

6.	Debt Moratorium: Any moratorium or suspension of payments by such Loan Party or Borrower on all or any substantial portion of their debts.

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The term “Insolvency Proceeding” also includes any analogous case, action, or proceeding under the laws of any jurisdiction in which the Loan Party or Borrower is organized, conducts business, or holds assets.

“Intellectual Property” means General Intangibles consisting of all of Borrower’s or GOC’s intangible assets including but not limited to patents, patent applications, patent licenses, logos, Brand Name trademarks, trademark registrations, trademark licenses, trade names, trade styles, copyrights, copyright applications, copyright licenses, and similar intangibles together with (i) all trade secrets, trade secret rights, know-how, customer lists, processes of production, ideas, confidential business information, techniques, recipes, processes, formulas, and all other proprietary information and (ii) all goodwill of the business connected therewith or represented thereby (iii) and all social media accounts, websites, and other online and offline accounts.

“Intercreditor Agreement” or “Intercreditor” shall mean a written agreement entered into among the Lender, one or more additional lenders, creditors, or secured parties of the Borrower, and the Borrower, which establishes the respective rights, priorities, obligations, and remedies of the Lender and such other parties with respect to the Collateral or any other obligations owed by the Borrower.

“Interest-Only Period” means, with respect to the first Tranche, the period commencing on the Closing Date and ending on the third (3rd) Payment Date following the Closing Date. During this period, the Borrower shall be required to make payments consisting solely of accrued interest and the Loan Management Fees with no obligation to repay the principal. Following the conclusion of the Interest- Only Period, beginning on the fourth (4th) Payment Date, the Borrower shall commence making payments of both principal and interest in accordance with the amortization schedule set forth in Schedule A of this Agreement.

For subsequent Tranches, the Interest-Only Periods shall be as specified in Schedule A, and the Borrower shall adhere to the corresponding payment terms for each such Tranche.

“Interest Rate” or “Interest” means the fixed rate of fifteen and one-quarter percentage points (15.25%) per annum on the remaining balance of the loan principal amount as mentioned in the Schedule A.

“Key Person” means each Loan Party’s Chief Executive Officer, President, and Chief Financial Officer.

“Lender Expenses” means all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower or any other Loan Party.

“Lender’s Remedies” means any actions, remedies, or steps the Lender is entitled to take upon the occurrence and continuance of an Event of Default, as set forth in Section 11 of this Agreement.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind, including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the UCC or any similar statute.

“Liquidity” means at any date of determination, the value of Borrower’s cash and Cash Equivalents, excluding any amounts in the Business Banking Account.

“Loan” means the total amount of funds provided by the Lender to the Borrower under the terms and conditions set forth in this Agreement, including all principal amounts, interest, fees, charges, and any other sums due or to become due, which may be disbursed in one or more Tranches as specified in this Agreement. The Loan is subject to repayment by the Borrower in accordance with the repayment schedule and other terms detailed herein.

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“Loan Amount” means up to Twenty Million Dollars ($20,000,000), corporate term loan provided by the Lender to the Borrower pursuant to the terms of this Agreement.

“Loan Documents” means this Agreement, the promissory note, the security agreement, the UCC financing statements, and any other documents, instruments, or agreements executed and delivered by the Borrower or any other party in connection with the Loan.

“Loan Management Fee” means a fee charged by the Lender to the Borrower for the administration and management of the Loan. This fee is calculated as 0.0475% monthly of the outstanding balance of the Loan and is payable on a Monthly basis. The Loan Management Fee is due and payable on the same date each Month as specified in the Amortization schedule and shall be calculated based on the outstanding principal balance of the Loan at the end of each Month. In the event of any prepayment, the Loan Management Fee shall be included in the prepayment amount.

“Loan Party” or ”Loan Parties” means, individually or collectively, as applicable, Obligors and Borrower.

“Loan Party’s Books” are all of a Loan Party’s books and records including ledgers, federal and state tax returns, records regarding such Loan Party’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Maturity Date” or “Term Loan Maturity Date” means, with respect to the first Tranche, the date that is the second anniversary of the Closing Date of such Tranche, and with respect to any subsequent Tranches, the maturity date shall be as set forth in Schedule A. Once a Tranche has been disbursed, the Maturity Date for such Tranche shall be fixed and cannot be amended, modified, or adjusted by the Lender under any circumstances until an Event of Default has occurred. However, the Lender shall retain the right to assess and modify the Maturity Date for any Tranche prior to its disbursement, provided that any changes are communicated to the Borrower in writing at least ten (10) Business Days before such disbursement. After the disbursement of a tranche, the Maturity Date shall remain binding and enforceable as per the terms set forth in this Agreement and Schedule A. The Lender reserves the right, in its sole discretion, to, and after the occurrence of an event that materially and negatively alters the Lender’s risk assessment, underwriting considerations, or other relevant factors, as determined by the Lender in good faith after discussions with Borrower, amend, modify, or adjust the Maturity Date for any Tranche so long as such Tranche has not been disbursed.

“Monthly” or “Month” means, with respect to any period, the interval of time corresponding to a duration of thirty (30) days, calculated on the basis of a 360-day year (comprising twelve 30-day months). For the purposes of this Agreement, each month is considered to have thirty (30) days, and a year is considered to have three hundred sixty (360) days.

“Net Cash Proceeds” means:

(a)	With respect to any sale, transfer, or other disposition by a Person:

●	Cash and cash equivalent proceeds: The actual money received from the transaction.

Net of :

(i)	reasonable direct costs relating to such sale, transfer, or other disposition: Subtract the reasonable costs directly related to the transaction, such as legal fees, commissions, and other transaction costs.

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(ii)	Sale, use, or other transactional taxes paid or payable by such Person as a direct result of such sale, transfer, or other disposition: Subtract any taxes that the Person has to pay as a direct result of the transaction.

(iii)	The principal amount of any Debt permitted hereby which is secured by a prior perfected Lien on the asset subject to such sale, transfer, or other disposition and is required to be repaid in connection with such sale, transfer, or other disposition: Subtract any outstanding debt that is secured by a lien on the sold asset and must be repaid as a result of the transaction.

(b)	With respect to any Event of Loss of a Person:

●	Cash and cash equivalent proceeds: The actual money received, whether from insurance payments, condemnation proceedings, or other sources related to the loss.

●	Net of reasonable direct costs incurred in connection with the collection of such proceeds, awards, or other payments: Subtract any reasonable costs directly associated with collecting these proceeds, such as legal fees or other collection costs.

“Net Income” means, for any period, the net income (or loss) of the Borrower for such period, excluding (a) gains from the sale or disposition of assets outside the ordinary course of business, (b) gains from discontinued operations, and (c) extraordinary gains.

“Obligation” means any duty, responsibility, or liability of the Borrower or any other Person under this Agreement or any other Loan Document, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including, without limitation, any principal, interest, fees, indemnities, costs, expenses, or other amounts owed under this Agreement or any other Loan Document.

“Obligor” means any Person (including the Borrower) who is or becomes primarily or secondarily liable for any of the Obligations, or who has provided property as security for any of the Obligations.

“Operating Documents” means the organizational and governing documents of any Loan Party, including, but not limited to, articles or certificates of incorporation, bylaws, operating agreements, partnership agreements, or any other documents that establish its legal existence, structure, and authority to execute and perform its obligations under the Loan Documents.

“Ordinary Course of Business” means the regular and customary activities, transactions, and operations conducted by a Loan Party that are consistent with past practices and usual conduct of the business. This includes, but is not limited to, the sale of goods or services, the purchase of inventory and supplies, the payment of wages and benefits to employees, the collection of accounts receivable, and the management of accounts payable, all of which are performed in a manner that is typical and usual for the Loan Party’s industry and history. The term excludes any actions that are extraordinary, atypical, or outside the normal scope of the Loan Party’s operations, such as the sale of substantial assets, mergers, acquisitions, or any other significant changes to the business structure or practices that deviate from its regular business activities.

“Payment Date” means the 29th day or the immediately succeeding Business Day if such day is not a Business Day, as mentioned in Schedule A.

“Permitted Indebtedness” means:

(a)	Borrower’s Indebtedness to Lender under this Agreement and the other Loan Documents;

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(b)	Indebtedness existing on the Closing Date and shown on the Perfection Certificate;

(c)	Subordinated Debt;

(d)	unsecured Indebtedness to trade creditors incurred in the Ordinary Course of Business, including, but not limited to, trade payables owed to companies affiliated with or controlled by Tuanfang Liu;

(e)	Indebtedness incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business;

(f)	Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(g)	extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness described in clause (b) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon a Loan Party or its Subsidiary, as the case may be; and

(h)	other unsecured Indebtedness in an aggregate amount not to exceed Three Million Dollars ($3,000,000).

“Permitted Investments” means:

(a)	Investments (including, without limitation, Subsidiaries) existing on the Closing Date and shown on the Perfection Certificate;

(b)	(i) Investments consisting of Cash Equivalents, and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Lender;

(c)	Investments consisting of repurchases of Borrower’s Equity Interests from former employees, officers and directors of Loan Parties to the extent permitted under Section 8.

(d)	Investments (i) among Loan Parties, and (ii) of Loan Parties in Subsidiaries which are not Loan Parties, provided that such Investments shall not exceed Five Hundred Thousand Dollars ($500,000) per fiscal year of Borrower;

(e)	Investments not to exceed Five Million Dollars ($5,000,000) outstanding in the aggregate at any time consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, and (ii) loans not involving the net transfer of cash proceeds to employees, officers or directors relating to the purchase of Equity Interests of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s Board;

(f)	Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business;

(g)	Investments consisting of Deposit Accounts in which Lender has a perfected security interest; and

(h)	Investments consisting of accounts receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business; provided that this paragraph (h) shall not apply to Investments of a Loan Party in any Subsidiary.

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“Permitted Liens” means (a) liens for taxes not yet due and payable or being contested in good faith and by appropriate proceedings; (b) carriers’, warehousemen’s, mechanics’, material men’s, repairmen’s, or other similar liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings; (c) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation.

“Permitted Locations” means any location within the territorial boundaries of the United States of America, including all fifty states, the District of Columbia, and excluding all territories and possessions of the United States, such as Puerto Rico, Guam, the U.S. Virgin Islands, American Samoa, and the Northern Mariana Islands.

“Permitted Transfers” means (i) sales of Inventory in the Ordinary Course of Business, (ii) non-exclusive licenses and similar arrangements for the use of Intellectual Property in the Ordinary Course of Business, (iii) dispositions of worn-out, obsolete or surplus Equipment in the Ordinary Course of Business that is, in the reasonable judgment of a Loan Party, no longer economically practicable to maintain or useful, (iv) Transfers consisting of the granting of Permitted Liens and the making of Permitted Investments, (v) the use or transfer of money or Cash Equivalents in the Ordinary Course of Business for the payment of ordinary course business expenses in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (vi) other Transfers of assets having a fair market value of not more than One Million Dollars ($1,000,000) per fiscal year of Borrower; and (vii) Transfers required by any applicable Governmental Authority in the Ordinary Course of Business and not otherwise constituting an Event of Default under this Agreement.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, governmental authority, or other entity.

“Prepayment Fee” means, with respect to any prepayment of the funded portion of the Term Loan, an amount equal to 3% of the outstanding balance of the Loan at the time of such prepayment, provided that the prepayment occurs in a different order than the Amortization schedule mentioned in Schedule A.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Receivables” means all rights to the payment of a monetary obligation now or hereafter owing to the Borrower evidenced by Accounts, Instruments, Chattel Paper or General Intangibles.

“Registered Organization” means any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Responsible Officer” means any officer, director, or manager of a Loan Party with the authority and knowledge to act on its behalf, including certifying, representing, or addressing matters related to this Agreement.

“Security Agreement” means this Master Loan and Security Agreement pursuant to which the Borrower grants a security interest in the Collateral to the Lender.

“Shares” means all issued and outstanding Equity Interests of the Borrower, a publicly traded entity, and its Subsidiaries, whether current or future, including, but not limited to, common stock, preferred stock, membership interests, or any other securities. This definition encompasses all such Equity Interests owned or held of record by the Borrower or any Loan Party, whether directly or indirectly, and irrespective of class, series, or designation. For the avoidance of doubt, “Shares” includes all rights, options, warrants, or other instruments convertible into or exchangeable for Equity Interests, as well as any dividends, distributions, or other rights associated with such Equity Interests.

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“Subsidiary” means, with respect to any person or entity, any corporation, partnership, limited liability company, or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that person or entity or one or more of the other subsidiaries of that person or entity or a combination thereof.

“Term Loan” means, collectively, each separate Tranche disbursed under the Loan Facility and all Tranches combined. Each Tranche represents a distinct portion of the total Loan Facility, disbursed at different times and under different terms and conditions as determined by the Lender. The Term Loan encompasses all such Tranches, their respective principal amounts, accrued interest, fees, and any other obligations arising therefrom, as governed by the terms of this Agreement.

“Tranches” or Tranche Amount means the separate portions or installments of the total capital amounting up to $20,000,000, which are disbursed by the Lender at its sole discretion under the loan facility. Each Tranche represents a specific amount of the total loan facility that may be disbursed at different times and under different conditions as determined by the Lender. Further details regarding the tranche-based disbursement, including timing, conditions, and amounts, are outlined in Schedule A.

For amounts up to $6 million, the financing will be based on the set Borrowing Base and financed around the value of the inventory owned by the Borrower, which will be the lower of:

1.	70% of the Fair Market Value (FMV), or

2.	65% of the Net Orderly Liquidation Value (NOLV),

as determined by the assessment of a third-party appraiser of competence appointed by the Lender. This borrowing base mechanism ensures that the loan facility remains adequately secured by the Borrower’s assets.

The Lender, in good faith and prior to providing a ten (10) day written notice to the Borrower, may change or amend the Tranche Amount, provided that such changes are made before the disbursement of the applicable Tranche and after good faith discussions with the Borrower. Once a Tranche has been disbursed, the Tranche Amount for that specific Tranche shall be fixed and cannot be amended or modified.

The Lender’s decision to adjust any Tranche Amount prior to disbursement may be based on considerations of material risks, changes in internal underwriting narratives, investment preferences, market conditions, regulatory developments, or any other factors deemed relevant by the Lender. Any such amendments shall be communicated to the Borrower in writing and will take effect after the expiration of the notice period.

“Transaction Documents” shall mean this Master Loan and Security Agreement (the “MLSA”), together with all exhibits, schedules, annexes, and amendments thereto, and all other documents, agreements, certificates, instruments, and undertakings executed and delivered in connection with or pursuant to this MLSA, including, but not limited to:

(i)	any UCC filings, security agreements, pledges, or other documents evidencing or perfecting the Lender’s security interest in the Collateral;

(ii)	all notices, consents, waivers, or approvals delivered under or in connection with this MLSA; and

(iii)	any other document or agreement related to the Loan, the Collateral, or the performance of the Borrower’s obligations hereunder, whether executed contemporaneously with or subsequent to this MLSA.

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For the avoidance of doubt, the term “Transaction Documents” shall include any amendments, restatements, extensions, supplements, or replacements of any of the foregoing.

“UCC” means the Uniform Commercial Code as adopted in the State of Delaware as amended from time to time.

“Use of Proceeds” means the specific purposes for which the Borrower agrees to use the Loan proceeds, as outlined in Section 4.3 of this Agreement.

“Voting Stock” means shares of capital stock or equity interests of any class or kind ordinarily having the power to vote for the election of directors, managers, or other governing members of the issuing entity, whether at all times or only so long as no senior class of stock or equity interest has such voting power by reason of any contingency.

3. Interpretations

In this Loan Agreement, unless the context otherwise requires, the following rules of interpretation shall apply:

1.	Headings: Headings and subheadings are for convenience only and shall not affect the interpretation of any provision.

2.	References to Agreements and Documents: References to this Agreement or any other document shall be deemed to include all subsequent amendments, modifications, and supplements to such document, unless otherwise specified.

3.	Singular and Plural: Words importing the singular number shall include the plural and vice versa.

4.	Gender: Words denoting any gender shall include all genders.

5.	Including: The word “including” shall mean “including without limitation.”

6.	Currency: All references to “$” or “dollars” shall be deemed to refer to United States dollars unless otherwise specified.

7.	Time: All references to time shall mean New York City time unless otherwise specified.

8.	Days: Any reference to a “day” or “days” shall mean a calendar day or calendar days, respectively, unless specified as a “Business Day” or “Business Days.” If any action is required to be taken on or by a specified date that is not a Business Day, such action shall be required to be taken on or by the next succeeding Business Day.

9.	Person: The term “Person” shall include any individual, corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture, governmental authority, or other entity.

10.	Herein, Hereof, etc.: The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement.

11.	References to Sections and Exhibits: References to Sections, Exhibits, Schedules, and Appendices are to Sections, Exhibits, Schedules, and Appendices of this Agreement unless otherwise specified. All Exhibits, Schedules, and Appendices attached to this Agreement are incorporated herein by reference.

12.	No Presumption Against Drafter: This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

13.	Statutory References: Any reference to any statute or statutory provision shall be deemed to include any amendments or re-enactments thereof, any rules or regulations promulgated thereunder, and any corresponding provisions of successor statutes.

14.	Accounting Terms: All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with GAAP.

15.	Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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4. The Loan

4.1	Loan

Subject to the terms and conditions hereof, the Lender agrees to make a loan (the “Loan”) in U.S. Dollars to the Borrower in the amount up to Twenty Million U.S Dollars ($20,000,000). Upon Lender’s discretion the disbursement will be in Tranches.

4.2	Promise to Pay

Borrower hereby unconditionally promises to pay Lender the outstanding principal amount of all Credit Extensions, accrued and unpaid interest, fees and charges thereon and all other amounts owing hereunder as and when due in accordance with this Agreement.

4.3	Purpose of the Loan

The intended purpose of the Loan is outlined as follows, and the Borrower agrees to prioritize utilizing the Loan proceeds for these purposes:

4.3.1 To expand the Borrower’s production capabilities in Malaysia and to strengthen their presence in South Africa through collaboration with distribution partners.

4.3.2 To allocate a portion of the Loan proceeds to complete the initial Premarket Tobacco Product Application (PMTA) process related to its age-gating technology, held by the IKE joint venture in which the Borrower holds a 40% stake. This allocation is intended to secure FDA approval for the use of this technology in the U.S. e-cigarette vaping market.

4.3.3 To allocate a portion of the Loan toward working capital requirements of the Borrower, subject to adjustment based on the availability of capital.

While the Borrower is expected to use the Loan proceeds in alignment with the purposes specified above, the Borrower may reallocate funds to other related or ancillary purposes necessary to achieve its business objectives, provided such reallocation is consistent with the Loan Agreement’s terms and does not materially deviate from the stated intent without prior consultation and approval from the Lender. The Lender retains the right to monitor the Borrower’s use of the Loan proceeds to ensure alignment with the agreed purposes.

4.4	Repayment

4.4.1 Repayment Structure:

During any Interest-Only Period, no scheduled payments of the principal of the Term Loans shall be due. Borrower agrees to repay to Lender the outstanding principal amount of the Term Loans, on each Payment Date occurring after an Interest-Only Period, equivalent to such amounts specified in Schedule A, of the outstanding balance of the Loan Amount until the Maturity of the Term Loan. On the Maturity Date, Borrower shall pay to Lender the Final Payment. Any and all unpaid principal and accrued and unpaid interest, any Deferred Interest Amount, the Final Payment, other fees and any other sums, if any, that are due and payable shall be paid in full on the Term Loan Maturity Date. The Term Loans may only be prepaid in accordance with Section 4.4.2 and 4.4.3.

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4.4.2 Mandatory Payments:

If a Term Loan is accelerated following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to Lender an amount equal to the sum of: (i) all outstanding principal plus accrued and unpaid interest thereon, plus (ii) the Prepayment Fee, plus (iii) any Deferred Interest Amount, plus (iv) the Final Payment, plus (v) the Loan Management Fee and all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts. If a mandatory prepayment of the Term Loan is required pursuant to Section 7.8, Borrower shall immediately pay to Lender pursuant to the terms of such section.

4.4.3. Allowable Prepayment:

Borrower shall have the option to prepay all, but not less than all, of the outstanding balance of any Tranche, provided it (i) provides written notice to Lender of its election to prepay the relevant Tranche at least five (5) Business Days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) all outstanding principal plus accrued and unpaid interest thereon, plus (B) the Prepayment Fee, plus (C) any Deferred Interest Amount, plus (D) the Final Payment, plus (E) the Loan Management Fee and all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

4.5	Payment of Interest on the Loan

4.5.1 Interest Rate. Subject to Section 4.5.2, the outstanding principal amount of the Term Loans shall accrue interest from and after its Closing Date, at the Interest Rate, and Borrower shall pay such interest Monthly in arrears on the Payment Date commencing February 27, 2025, and, if an Event of Default has occurred and is continuing pursuant to Section 10 hereof, the Default Rate interest will accrue to principal on the last day of the Month.

4.5.2 Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is four percentage points (4.0%) above the Interest Rate that is otherwise applicable thereto (the “Default Rate”). Fees and expenses which are required to be paid by Borrower pursuant to this Agreement (including, without limitation, Lender Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations.

4.5.3 Payment; Interest Computation. Interest is payable Monthly in arrears and shall be computed on the basis of a 360-day year consisting of twelve 30-day months. In computing interest, (i) all payments received after 1:00 p.m. Pacific time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded.

4.5.4 Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of Delaware shall be exclusively deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court in Delaware shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of principal outstanding in respect of the Credit Extensions; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Obligations; and third, after all Obligations are repaid, the excess (if any) shall be refunded to Borrower.

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4.5.5 Change in Law. If the Lender shall determine in good faith that any Change in Law has or would have the effect of reducing the rate of return on the Lender’s capital as a consequence of its obligations hereunder or for the credit which is the subject matter hereof to a level below that which the Lender could have achieved but for such Change in Law (taking into consideration the Lender’s policies with respect to liquidity and capital adequacy) by an amount deemed by the Lender to be material, then from time to time, within 15 Business Days after receipt of written demand by the Lender, the Borrower shall pay to the Lender such additional amount or amounts reasonably determined by the Lender as will compensate the Lender for such reduction.

4.6	Fees, Charges, and other Costs

4.6.1 Loan Management Fee. A Loan Management Fee equivalent to Forty-Seven and One-Half Thousandths percent (0.0475%) monthly of the outstanding balance of the Loan Amount will be paid by the Borrower to the Lender on a Monthly basis. This fee is due and payable on the date of each Month as specified in the Amortization Schedule A and shall be calculated based on the outstanding principal balance of each Term Loan at the end of each Month. The Loan Management Fee is in addition to any other fees and interest payable under this Agreement. In the event of any prepayment, the Loan Management Fee shall be included in the prepayment amount.

4.6.2 Prepayment Fee. The Prepayment Fee as and when due pursuant to Sections 4.4.2 and 4.4.3 Borrower agrees that the Prepayment Fee is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Term Loans.

4.6.3 Final Payment. The Final Payment as and when due pursuant to Sections 4.4.1, 4.4.2 and 4.4.3 and as mentioned in the Amortization Schedule A.

4.6.4 Fees Fully Earned. Unless otherwise provided in this Agreement or in a separate writing by Lender, the fees and charges specified in Sections 4.6.1 above with regard to each Tranche are fully-earned as of the respective Closing Date, and in no event shall Borrower be entitled to any credit, rebate, refund, reduction, proration or repayment of any fees or charges earned by Lender pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Lender’s obligation to make loans and advances hereunder and notwithstanding the required payment date for such fees or charges.

4.7	Payments; Application of Payments; Automatic Payment Authorization.

4.7.1 Time of the Payment. All payments to be made by Borrower under this Agreement, including payments of principal and interest and all fees, charges, expenses, indemnities and reimbursements, shall be made in immediately available funds in United States of America Dollars, without setoff, recoupment or counterclaim, before 1:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 1:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

Order of the Payment. Lender has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied. Borrower shall have no right to specify the order or the accounts to which Lender shall allocate or apply any payments required to be made by Borrower to Lender or otherwise received by Lender under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

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4.7.2 ACH. Lender may initiate debit entries to any of Borrower’s deposit accounts as authorized on an applicable automatic payment authorization for principal and interest payments or any other amounts Borrower owes Lender when due, pursuant to Section 7.13.1 of this Agreement. These debits shall not constitute a set-off. If the ACH payment arrangement is terminated for any reason, Borrower shall make all payments due to Lender at Lender’s address specified in Section 12.

4.7.3 No Restrictions. Payments received by Lender from the Loan Parties under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto). However, if at any time any Governmental Authority, applicable law, regulation or international agreement requires any Loan Party to make any withholding or deduction from any such payment or other sum payable hereunder to the Lenders, the Loan Parties hereby covenant and agree, jointly and severally, that the amount due from the Loan Parties with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Lender receives a net sum equal to the sum that they would have received had no withholding or deduction been required, and the Loan Parties shall pay the full amount withheld or deducted to the relevant Governmental Authority. The Loan Parties will, upon request, furnish Lender with proof reasonably satisfactory to Lender indicating that the Loan Parties have made such withholding payment. The agreements and obligations of the Loan Parties contained in this Section 4.7.3 shall survive the termination of this Agreement.

4.7.4 Reimbursement on Default. The proceeds of the Collateral at any time received by the Lender after the occurrence and during the continuation of any Event of Default shall, when received by the Lender in cash or its equivalent, be applied by the Lender first, to the payment and satisfaction of all sums paid and costs and expenses incurred by the Lender hereunder or otherwise in connection herewith, including such monies paid or incurred in connection with protecting, preserving or realizing upon the Collateral or enforcing any of the terms hereof, including reasonable attorneys’ fees and court costs, together with any interest thereon (but without preference or priority of principal over interest or of interest over principal), to the extent the Lender is not reimbursed therefor by the Borrower; and second, to the payment and satisfaction of the remaining Obligations, whether or not then due (in whatever order the Lender elects), both for interest and principal. The Borrower shall remain liable to the Lender for any deficiency. Any surplus remaining after the full payment and satisfaction of the foregoing shall be returned to the Borrower or to whomsoever the Lender reasonably determines in good faith is lawfully entitled thereto. The agreements and obligations of the Loan Parties contained in this Section 4.7.5 shall survive the termination of this Agreement.

4.8	Conditions of Loan

4.8.1 Conditions Precedent to the Credit Extension. Lender’s obligation to make the initial Credit Extension is subject to the condition precedent that Lender shall have received, in form and substance satisfactory to Lender, such documents, and completion of such other matters, as Lender may reasonably deem necessary or appropriate, including, without limitation:

a.	duly executed original signatures to the Loan Documents;

b.	Lien searches regarding Borrower and its Subsidiaries;

c.	duly executed original signatures to an officer’s certificate for each Loan Party, attaching

(i) such Loan Party’s Operating Documents, (ii) good standing certificates of such Loan Party certified by the Secretary of State (or equivalent agency) of such Loan Party’s jurisdiction of organization or formation and each jurisdiction in which such Loan Party is qualified to conduct business, (iii) incumbency and specimen signatures authorizing execution and delivery of the Loan Documents to which such Loan Party is a party and (iv) the resolutions adopted by such Loan Party’s board of directors (and if required under the terms of such Loan Party’s Operating Documents, stock Lenders);

d.	the Perfection Certificate, together with the duly executed original signature thereto;

e.	evidence of filing of UCC-1 financing statements against each Loan Party in its jurisdiction of formation or incorporation, as applicable;

f.	without limitation, all other documents and instruments reasonably required to perfect the Lender’s Lien on, and security interest in, the Collateral, and

g.	an annual operating budget satisfactory to the Lender.

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5. Security Interest

5.1	Grant of Security Interest. Each Loan Party hereby grants Lender, to secure the payment and performance in full of all of the Obligations, a continuing First Priority Security Interest in, and pledges to Lender, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. If this Agreement is terminated, the Lender’s Lien in the Collateral shall continue until the Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist) and at such time as Lender’s obligation to make Credit Extensions has terminated, Lender shall, at Loan Parties’ sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to the applicable Loan Party.

5.2	Priority of Security Interest. Each Loan Party represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a perfected First Priority Security Interest in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Lender’s Lien under this Agreement). If a Loan Party shall acquire a commercial tort claim with a potential recovery in excess of One Hundred Thousand Dollars ($100,000), such Loan Party shall promptly notify Lender in writing and deliver such other documents as Lender may require to grant Lender a perfected security interest in such commercial tort claim.

5.3	Authorization to File Financing Statements. Each Loan Party hereby authorizes Lender to file at any time UCC-1 financing statements provided by the UCC, continuation statements and amendments thereto with all appropriate jurisdictions to perfect or protect Lender’s interest or rights hereunder. Such financing statements may describe the Collateral as all assets and Equity Interest of a Loan Party.

5.4	Pledge of Collateral. Each Loan Party hereby pledges, assigns, and grants to the Lender a First Priority Security Interest in all the Equity Interests in which such Loan Party has any interest, including the shares, and all assets defined as Collateral, together with all proceeds and substitutions thereof, all cash, stock, and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and non-cash proceeds of the foregoing, as security for the performance of the Obligations. Unless an Event of Default shall have occurred and be continuing, each Loan Party shall be entitled to exercise any voting rights with respect to the Equity Interests in which it has an interest and to give consents, waivers, and ratifications in respect thereof, provided that: no such vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers, and ratifications shall terminate upon the occurrence and during the continuance of an Event of Default.

5.5	Right to use Intellectual Property

5.5.1 Default and Remedies. In the event that the Borrower defaults on the Loan, as defined in Section 10 of this Loan Agreement, the Lender shall have the right to exercise the Lender’s Remedies mentioned in Section 11 of this Agreement. This includes, but is not limited to, the right to use the “Ispire” and other Brand Names, logo, patents, trademarks, copyrights, service names, and all related intellectual property necessary to operate the Borrower and all or some in the same manner as they were operating at the time of the Loan’s closing.

5.5.2 Perfection of Security Interest. The Borrower shall execute and deliver all documents and take any actions reasonably required by the Lender to perfect and maintain the First Priority Security Interest in the Borrower’s and its Subsidiaries’ intellectual property granted to the Lender as collateral under this Loan Agreement.

5.5.3 Survival. The rights granted under Section 5.5 shall survive the termination of this Loan Agreement until all obligations of the Borrower are fully satisfied, and the Lender’s security interest in the intellectual property is fully released.

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6.0 REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants as follows:

6.1	Due Organization, Authorization; Power and Authority.

6.1.1 Each Loan Party and each of its Subsidiaries are duly existing and in good standing as a Registered Organization in their respective jurisdictions of formation and are qualified and licensed to do business and is in good standing in any other jurisdiction in which the conduct of their respective business or ownership of property requires that they be qualified except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. In connection with this Agreement, Borrower has delivered to Lender a duly executed and completed certificate, entitled “Perfection Certificate”. Borrower represents and warrants to Lender that, except as noted in the most recent formal written request delivered to Lender (a) each Loan Party’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) each Loan Party is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth each Loan Party’s organizational identification number or accurately states that such Loan Party has none; (d) the Perfection Certificate accurately sets forth each Loan Party’s place of business, or, if more than one, its chief executive office as well as each Loan Party’s mailing address (if different than its chief executive office); (e) each Loan Party (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Closing Date to the extent permitted by one or more specific provisions in this Agreement).

6.1.2 The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with such Loan Party’s Operating Documents or other organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Loan Party or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which such Loan Party is bound. No Loan Party is in default under any agreement to which it is a party or by which it is bound in which the default would reasonably be expected to have a Material Adverse Effect.

6.2	Other Indebtedness. The Borrower shall not incur any Indebtedness with direct or indirect recourse to the Borrower other than the indebtedness evidenced by this Loan or trade debts and accounts payable incurred in the Ordinary Course of Business without the consent of the Lender. Borrower represents and warrants that Exhibit C attached hereto sets forth a list of all instruments, notes, loans, commitments, undertakings, indentures, and all other agreements, commitments, and legally binding arrangements, whether written or oral, relating to indebtedness of Borrower (including, but not limited to, Guaranties) in excess of Twenty Thousand United States Dollars ($20,000).

6.3	Investment Company and Investment Management Company. The Borrower is not an Investment Company or an Investment Management Company and does not engage in the business of extending credit or originating loans or other investment products. The Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

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6.4	Litigation and Proceedings. Except as set forth in the Perfection Certificate or as disclosed in writing pursuant to Exhibit G, there are no actions, suits, litigations or proceedings, at law or in equity, pending, or, to the knowledge of any Responsible Officer, threatened in writing, by or against a Loan Party or any of its Subsidiaries involving more than, individually or in the aggregate, One Million Dollars ($1,000,000) or in which any adverse decision has had or would reasonably be expected to have any Material Adverse Effect.

6.5	Collateral.

6.5.1 Good Title. Each Loan Party has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.

6.5.2 Deposits and Security. Except for the Collateral Accounts described in the Perfection Certificate or in a notice timely delivered pursuant to Section 7.13, no Loan Party has Collateral Accounts at or with any bank, broker or other financial institution, and each Loan Party has taken such actions as are necessary to give Lender a perfected First Priority Security Interest therein as required pursuant to the terms of Section 7.13. The Accounts are bona fide, existing obligations of the account debtors.

6.6	Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Lender fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations as of the respective dates thereof and the results of operations of Borrower and its Subsidiaries for the respective periods then ended, except that the unaudited interim financial statements may not require all footnotes required by GAAP and are subject to normal year-end audit adjustments. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Lender.

6.7	Solvency. The fair salable value of Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s consolidated liabilities; the Loan Parties are not left with unreasonably small capital after the transactions in this Agreement; and the Loan Parties are able to pay their debts (including trade debts) as they mature.

6.8	Consents; Approvals. Each Loan Party and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted except where failure to do so would not reasonably be expected to result in a Material Adverse Effect.

6.9	Capitalization; Subsidiaries; Investments. Each Loan Party has delivered to Lender a capitalization table that is true, correct and complete in all material respects with respect to all issued and outstanding Equity Interests in each Loan Party and each of its Subsidiaries, as of the Closing Date. No Loan Party has any Subsidiaries, except as noted on the Perfection Certificate or as disclosed to Lender pursuant to Exhibit E below. No Loan Party owns any stock, partnership, or other ownership interest or other Equity Interests except for Permitted Investments and disclosed in Exhibit H of this Agreement.

Tax Returns and Payments. Each Loan Party and each Subsidiary have timely filed all required tax returns and reports (or appropriate extensions therefor), other than any tax returns or reports the late filing of which would not be reasonably expected to have a Material Adverse Effect, and each Loan Party and each Subsidiary has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by such Loan Party or such Subsidiary, as applicable, except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, constitute a Material Adverse Effect. The Loan Parties are unaware of any claims or adjustments proposed for any Loan Party’s or any Subsidiary’s prior tax years which would result in a material amount of additional taxes becoming due and payable by any Loan Party or any Subsidiary.

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6.10	Shares. Each Loan Party has full power and authority to create a first lien on its Shares and no disability or contractual obligation exists that would prohibit such Loan Party from pledging its Shares pursuant to this Agreement. To each Loan Party’s knowledge, other than the outstanding warrants and options of Borrower publicly disclosed, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to its Shares. The Shares have been and will be duly authorized and validly issued and are fully paid and non-assessable. To each Loan Party’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and such Loan Party knows of no reasonable grounds for the institution of any such proceedings.

6.11	Compliance with Laws.

6.11.1 Not an Investment Company. No Loan Party and no Subsidiary is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940.

6.11.2 Violations. No Loan Party has taken or permitted to be taken any action which might cause any Loan Document to violate any regulation of the Federal Reserve Board of the United States of America. Neither the making of the Loans by the Lenders hereunder nor Borrower’s use of the proceeds thereof will violate the Trading with the Enemy Act, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto. To the Borrower’s best knowledge, no Loan Party, nor any of its Subsidiaries, nor any Affiliate of any Loan Party or of any Subsidiary, (i) is, or will become, a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”) or in Section 1 of the Anti-Terrorism Order, (ii) is, or will become, a citizen or resident of any country that is subject to embargo or trade sanctions enforced by OFAC, (iii) is, or will become, a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Anti-Terrorism Order, or (iv) engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any such Person.

6.11.3 Regulatory Compliance. To the Borrower’s best knowledge, each Loan Party and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act. No part of the proceeds from the Loans made hereunder has been (or will be) used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, assuming in all cases that such Act applies to the Loan Parties and their Subsidiaries.

6.12	Full Disclosure. No written representation, warranty or other statement of any Loan Party or any of its Subsidiaries in any certificate or written statement given to Lender by or on behalf of any Loan Party or any of its Subsidiaries, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading in light of the circumstances under which they were made (it being recognized by Lender that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

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7.0 Covenants

All Loan Parties hereby covenants that, until such date on which the Obligations have been indefeasibly paid or performed in full:

7.1	Name Change, Offices, Records and Books of Accounts; Jurisdiction of Organization; Website. Loan Parties will not change its name, identity, or corporate structure or relocate its principal offices unless it shall have: (i) given Lender at least thirty (30) days’ prior written notice thereof and (ii) delivered to Lender all financing statements, instruments, opinions and other documents that are necessary to maintain Lender’s perfected First Priority Security Interest in the Collateral on behalf of Lender or that are otherwise reasonably requested by Lender in connection with such change or relocation. Loan Parties will not change its jurisdiction of organization. Borrower will not change its corporate website from https://ispiretechnology.com and https://www.getispire.com without the prior consent of the Lender in writing.

7.2	Merger. Except for a Change in Control that will result in the payment in full of all the outstanding Tranches, the Loan Parties shall not merge or consolidate with or into (unless it is the surviving entity), or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or any material part of its assets (whether now owned or hereafter acquired).

7.3	Sales, Liens, Etc. Loan Parties shall not (and shall not permit any other Person to) sell, assign (by operation of law or otherwise), or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, the Collateral or Borrower’s interest in any asset of Borrower or assign (or permit to be assigned) any right to receive income in respect thereof, or any Collateral, except in each case in the Ordinary Course of Business and consistent with past practice. Loan Parties shall defend the right, title, and interest of Lender in, to, and under any of the foregoing property against all claims of third-parties claiming though or under Borrower.

7.4	Taxes; Pensions. Loan Parties shall timely file all required tax returns and reports and make timely payment of all applicable federal, state (including but not limited to sales tax), and local taxes or Assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP, or which would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect) and will deliver to Lender, on demand, appropriate certificates attesting to such payments or resolution, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

7.5	Amendments to Organizational Documents. Borrower shall not amend its articles of organization or operating agreement in any respect without the prior written consent of Lender, which consent shall not be unreasonably withheld (other than immaterial amendments, supplements, modifications or waivers that would not reasonably be expected to adversely affect Lender in any material respect).

7.6	Key Member of Management. Borrower shall notify Lender within ten (10) business days of any Key Member of Management change. “Key Member of Management” means any C-suite executive, President, Founder, or member of the Board of Directors.

7.7	Delivery of Financials and Compliance Reporting Information. No later than forty-five (45) days after the end of each fiscal quarter of Borrower, Borrower shall provide Lender with such information as Lender reasonably requests in writing as needed for financials and compliance reporting in respect of the immediately preceding fiscal quarter, in such form and substance as is reasonably satisfactory to Lender. Additionally, no later than the fifteenth (15th) Business Day of each Month, Borrower shall provide Lender with such information as Lender reasonably requests in writing to satisfy Monthly reporting requirements, as defined by the Lender in Schedule F, in respect of the immediately preceding Month, in such form and substance as is reasonably satisfactory to the Lender.

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7.8	Insurance. Keep (a) its business and the Collateral insured for risks and in amounts standard for companies in Loan Parties’ industry and location and as Lender may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts that are reasonably satisfactory to Lender. All property policies shall have a lender’s loss payable endorsement showing Lender as lender loss payee, all liability policies shall show, or have endorsements showing, Lender as an additional insured, and Lender shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, as set forth on Exhibit E. Ensure that proceeds payable under any (a) property or casualty policy are, at Lender’s option, payable to Lender on account of the Obligations notwithstanding the foregoing so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Five Hundred Thousand Dollars ($500,000), in the aggregate per fiscal year, toward the prompt replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Lender has been granted a First Priority Security Interest and (b) after the occurrence and during the continuance of an Event of Default, all such proceeds shall, at the option of Lender, be payable to Lender on account of the Obligations. At Lender’s request, Borrower shall deliver certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 7.8 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Lender, that it will give Lender thirty (30) days prior written notice before any such policy or policies shall be canceled (or ten (10) days’ notice for cancellation for non-payment of premiums). If any Loan Party fails to obtain insurance as required under this Section 7.8 or to pay any amount or furnish any required proof of payment to third persons and Lender, Lender may make all or part of such payment or obtain such insurance policies required in this Section 7.8 and take any action under the policies Lender deems prudent.

7.9	Indebtedness. The Borrower shall not incur any Indebtedness with direct or indirect recourse to the Borrower other than the indebtedness evidenced by this Loan and trade debts and accounts payable incurred in the Ordinary Course of Business without the consent of the Lender.

7.10	Government Compliance. Borrower shall fulfill all necessary obligations required to maintain its legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect on Borrower’s business or operations. Borrower shall comply in all material respects with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect. Borrower shall obtain, and keep in full force and effect, all Government Approvals reasonably necessary for the performance by Borrower of its businesses and obligations under the Transaction Documents and the grant of a security interest to the Lender in the Collateral. Upon request, Borrower shall promptly provide copies of any such obtained Governmental Approvals to Lender.

7.11	Minimum Cash Balance. Borrower shall, as of the 10th day of each calendar Month, maintain unrestricted cash, cash equivalents or liquid funds on deposit, either in an account directly controlled by Borrower or by a subsidiary of the Borrower, in an amount not less than ten percent (10.0%) of the aggregate principal balance of the Loan.

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7.12	Intellectual Property. Borrower shall not create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Lien of any kind upon any Intellectual Property (other than Permitted Liens, if any) or Transfer any Intellectual Property, whether now owned or hereafter acquired, other than non- exclusive licenses of Intellectual Property entered into in the Ordinary Course of Business.

7.13	Deposit and Securities Accounts.

7.13.1 Maintenance. Maintain its operating and other deposit accounts and securities accounts, other than the Excluded Accounts, only at the banks and other financial institutions identified in the Perfection Certificate or as disclosed pursuant to a notice timely delivered pursuant to Section 7.13.2 below. Each Loan Party shall further maintain an ACH payment structure in favor of Lender, in form and substance satisfactory to Lender.

7.13.2 Collateral Account. Provide Lender five (5) days prior written notice before establishing any Collateral Account or Deposit Account (other than an Excluded Account) after the Closing Date at or with any bank, broker or other financial institution, and upon opening such account, provide Lender with a written notice identifying the name, address of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor. For each Collateral Account or Deposit Account (other than an Excluded Account) that a Loan Party at any time maintains, such Loan Party shall cause the applicable bank, brokers or financial institution at or with which any Collateral Account or Deposit Account (other than an Excluded Account) is maintained to execute and deliver an Account Control Agreement or other appropriate instrument with respect to such Collateral Account or Deposit Account to perfect Lender’s Lien in such Collateral Account or Deposit Account in accordance with the terms hereunder which Account Control Agreement may not be terminated without the prior written consent of Lender.

7.13.3 Directors and Officers Liability Insurance. Borrower shall maintain directors and officers liability insurance (“D&O Insurance”) with terms customary for Borrower’s business and market capitalization for the entire duration of the Loan term and until all obligations under the MLSA have been satisfied in full.

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8.0 Negative Covenants

No Loan Party shall, or shall cause or permit any of its Subsidiaries to do any of the following:

8.1	Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Permitted Transfers.

8.2	Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by such Loan Party and such Subsidiary or incidental activities or businesses related to the businesses currently engaged in by such Loan Party and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve, any entities in GOC; (c) without the consent of Lender, which may not be unreasonably withheld, suffer the resignation or departure of any Key Person, other than through death, disability or voluntary resignation; (d) suffer the resignation or departure of any Key Person through death, disability or voluntary resignation and not name an interim replacement within thirty (30) days or a permanent replacement within one hundred and eighty (180) days of such Key Person’s resignation or departure, in each case, acceptable to Borrower’s Board; (e) fail to provide notice to Lender of any Key Person departing from or ceasing to be employed by Borrower within ten (10) Business Days after departure or cessation of employment from Borrower; (f) fail to have Tuanfang Liu serve as Co-Chief Executive Officer and Chairman of the Company of Borrower for a period greater than thirty (30) days over the term of this Agreement, except as provided in the foregoing clause (b); (g) have a Change in Control, or (h) without at least ten (10) days prior written notice to Lender add any new offices or business locations, including warehouses (unless such new offices or business locations already qualifies as a Permitted Location).

8.3	Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person (unless the Borrower or its Subsidiary, as applicable, is the surviving entity). A Subsidiary that is not a Loan Party may merge or consolidate into another Subsidiary that is not a Loan Party or into a Loan Party, if the survivor of such merger or consolidation is a Loan Party. A Subsidiary that is a Loan Party may merge or consolidate into another Loan Party.

8.4	Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so without the written consent of the Lender, other than Permitted Indebtedness.

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8.5	Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the First Priority Security Interest granted herein.

Distributions; Investments. The Borrower and its Subsidiaries shall not, without the prior written consent of the Lender, declare or pay any dividends or make any distributions on or in respect of its Equity Interests, nor redeem, retire, or purchase any of its Equity Interests. Notwithstanding the foregoing, the Borrower may (i) convert any convertible Equity Interests (including warrants) into other Equity Interests issued by the Borrower in strict accordance with the terms of such convertible securities, (ii) convert Subordinated Debt issued by the Borrower into Equity Interests, provided such conversion complies with the applicable subordination or Intercreditor Agreements with the Lender and does not diminish or adversely affect the Lender’s First Priority Security Interests or rights, (iii) pay dividends solely in the form of Equity Interests of the Borrower, and (iv) repurchase Equity Interests issued by the Borrower pursuant to stock repurchase agreements approved by the Borrower’s Board of Directors, provided that (a) no Default or Event of Default exists at the time of such repurchase or would exist after giving effect to such repurchase, (b) the total amount of such repurchases does not exceed Five Million Dollars ($5,000,000) in any fiscal year, (c) such repurchase is conducted in a manner that does not materially impair the Borrower’s ability to satisfy its obligations to the Lender, and (d) none of the funds used by the Borrower to conduct such a repurchase include any proceeds of the Loan or come from a Deposit Account into which proceeds of the Loan have been deposited. Additionally, the Borrower shall not, directly or indirectly, make any Investment (including, without limitation, forming any new Subsidiary) other than Permitted Investments, nor permit any of its Subsidiaries to do so, and all permitted actions must ensure that (i) no Default or Event of Default exists or would reasonably be expected to occur, (ii) each Loan Party remains solvent, (iii) such actions are not detrimental to the Lender’s interests, and (iv) all actions comply with Governing Laws to the extent that any non-compliance with such Governing Laws would be reasonably expected to result in a Material Adverse Effect.

8.6	Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination or Intercreditor, provided that no payment impairs or adversely affects the priority of the Borrower’s Obligations to the Lender, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Lender.

8.7	Compliance. Become an “Investment Company” or a company controlled by an “Investment Company”, under the Investment Company Act of 1940, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System of the United States of America), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation would reasonably be expected to have a Material Adverse Effect, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which would reasonably be expected to result in any liability of any Loan Party, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

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9.0 [Reserved Shares]

This section is left blank.

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10.0   Event of Default

10.1	Payment Default.

10.1.1 Borrower fails to make any payment of Principal, Interest, Loan Management Fee or Final Payment on any Credit Extension when due within five (5) Business Days after such payment is due and payable, or

10.1.2 any Loan Party fails to pay any other Obligations other than Principal, Interest, Loan Management Fee, or Final Payment on any Credit Extension within five (5) Business Days after such Obligations are due and payable. During the cure period, the failure to make or pay any payment specified under this Section 10.1.2 is not an Event of Default. No Credit Extension will be made during the cure period under this Section 10.1.2.

10.2	Covenant Default. A Loan Party fails or neglects to perform any obligation in Section 7, or violates any covenant in Section 8, or fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 10) under such other term, provision, condition, covenant, or agreement that can be cured, has failed to cure the default within fifteen (15) days after the occurrence thereof. If, after the expiration of the fifteen (15) day cure period, the default continues to exist, it shall be deemed an Event of Default, and the Lender shall have the right to exercise all remedies available under this Agreement and the Loan Documents. For avoidance of doubt, no additional cure or grace period shall be provided beyond the fifteen (15) days unless expressly agreed in writing by the Lender.

10.3	Material Adverse Effect. An event or circumstance has occurred which would reasonably be expected to have a Material Adverse Effect.

10.4	Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of a Loan Party or of any entity under the control of a Loan Party, or (ii) a notice of Lien or levy is filed against any Loan Party’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within twenty (20) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any twenty (20) day cure period; or

(b) (i) any material portion of a Loan Party’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents a Loan Party from conducting all or any material part of its business.

10.5	Bankruptcy or Insolvency. Any Loan Party (i) is dissolved, (ii) fails or is unable to or admits in writing its inability to pay its debts generally as they become due, (iii) commences a voluntary case in bankruptcy or any other action or proceeding for any other relief under any law affecting creditors’ rights that is similar to a bankruptcy law, (iv) consents by answer or otherwise to the commencement against it of an involuntary case in bankruptcy or any other such action or proceeding, or an involuntary case in bankruptcy or any other such action or proceeding in respect of such Person or any of its properties is commenced and is not dismissed on or before the 45th day after the commencement thereof, (v) makes an assignment for the benefit of creditors, (vi) files a petition or applies to any tribunal for the appointment of a custodian, receiver or any trustee for all or a substantial part of its assets, (vii) by any act or omission indicates its consent, approval of, or acquiescence in the appointment of a receiver, custodian or trustee for all or a substantial part of its property, (viii) is adjudicated a bankrupt, (ix) becomes insolvent however otherwise evidenced, or (x) ceases to continue as a going concern.

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10.6	Other Agreements. There is, under any agreement to which a Loan Party is a party with a third party or parties, (a) any material default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Five Hundred Thousand Dollars ($500,000); (b) any breach or default by a Loan Party, the result of which would have a Material Adverse Effect; or (c) termination of any Material Agreement.

10.7	Judgments; Penalties. One or more fines, penalties, or final judgments, orders, or decrees for the payment of money in an amount of at least Five Hundred Thousand Dollars ($500,000), not covered by independent third-party Insurance as mentioned in Section 7.8 of this Agreement as to which liability has been accepted by such insurance carrier to the satisfaction of Lender, shall be rendered against a Loan Party by any Governmental Authority. Such fines, penalties, judgments, orders, or decrees must be discharged, satisfied, paid, stayed, or bonded within twenty (20) days after the entry, assessment, or issuance thereof. No Credit Extensions shall be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order, or decree.

10.8	Misrepresentations. Any Loan Party or any Person acting for such Loan Party makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Lender or to induce Lender to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made.

10.9	Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect (unless such Subordinated Debt is paid off in accordance with its terms), any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further or liability obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement.

10.10	Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) causes, or could reasonably be expected to cause, a Material Adverse Effect, or (ii) adversely affects the legal qualifications of a Loan Party or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of a Loan Party or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction.

10.11	Fraudulent Conveyances. Any Loan Party conceals, removes or permits to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or makes or permits a transfer of any of its property which transfer is fraudulent under any bankruptcy, fraudulent conveyance or similar law.

10.12	Collateral Value Deficiency. For the first Tranche or up to $6 million, the value of inventory shall be the lower of 70% of the Fair Market Value (FMV) or 65% of the Net Orderly Liquidation Value (NOLV). For any amounts exceeding $6 million, the Collateral Value Deficiency (CVD) will be determined based on the collateral structure set for that specific tranche and will be subject to the terms outlined in the Addendum, which shall be accepted by all Loan Parties. If, at any time during the Loan term, the value of the inventory (determined as the lower of 70% of the Fair Market Value (FMV) or 65% of the Net Orderly Liquidation Value (NOLV)) falls below the outstanding Loan balance and stays below for a consecutive period of thirty (30) days, causing the ratio of the Loan to the inventory collateral to exceed the initial agreed ratio, the Borrower shall, within five (5) business days of written notice from the Lender, pledge additional inventory of equivalent value or take other corrective actions acceptable to the Lender to restore the ratio to its initial level. Failure to cure such deficiency within the stipulated time shall constitute an Event of Default, entitling the Lender to exercise all remedies under this Agreement, including, but not limited to, enforcing its security interest in the pledged inventory or any portion thereof.

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11.0 Lender’s Rights and Remedies

11.1	Rights and Remedies.

Upon the occurrence and during the continuance of an Event of Default, Lender may, without notice or demand (except as may be expressly required by applicable law), do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 10.5 occurs, all Obligations are immediately due and payable without any action by Lender);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between any Loan Party and Lender;

(c) verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Lender considers advisable, and notify any Person owing a Loan Party money of Lender’s security interest in such funds;

(d) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Loan Parties shall assemble the Collateral if Lender requests and make it available as Lender designates. Lender may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Loan Party grants Lender a license to enter and occupy any of its premises, without charge, to exercise any of Lender’s rights or remedies;

(e) apply to the Obligations any amount held by Lender owing to or for the credit or the account of a Loan Party;

(f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, continue to operate, advertise for sale, and sell the Collateral. Lender is hereby granted a non-exclusive, royalty-free license and all necessary rights to use, without charge, Borrower’s and GOC’s Brand Name and Intellectual Property assets, including but not limited to its labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral. This also includes the actual transfer of ownership of such Intellectual Property assets from the Borrower or the GOC to the Lender as necessary to enable the Lender to complete production, advertise for sale, continue operations and Business as Usual, and sell any Collateral. Furthermore, in connection with Lender’s exercise of its rights under this Section 11.1, the Borrower’s rights under all licenses and other agreements and contracts shall transfer and inure to Lender’s benefit;

(g) place a “hold” on any account maintained with Lender and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Account Control Agreement or similar agreements providing control of any Collateral;

(h) demand and receive possession of any Loan Party’s Books;

(i) exercise all rights and remedies available to Lender under the Loan Documents, , or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

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11.2	Power of Attorney.

Each Loan Party hereby irrevocably appoints Lender (and any of Lender’s partners, managers, officers, agents or employees) as its lawful attorney-in-fact, with full power of substitution, exercisable upon the occurrence and during the continuance of an Event of Default, to the extent permitted by applicable law, to:

(a) send requests for verification of Accounts or notify account debtors of Lender’s security interest and Liens in the Collateral;

(b) endorse a Loan Party’s name on any checks or other forms of payment or security;

(c) sign a Loan Party’s name on any invoice or bill of lading for any Account or drafts against Account Debtors schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors;

(d) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Lender determines reasonable;

(e) make, settle, and adjust all claims under any Loan Party’s insurance policies; pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same;

(f) transfer the Collateral into the name of Lender or a third party as the Code permits; and

(g) dispose of the Collateral as the Code permits. Each Loan Party further hereby appoints Lender (and any of Lender’s partners, managers, officers, agents or employees) as its lawful attorney-in-fact, with full power of substitution, regardless of whether or not an Event of Default has occurred or is continuing to:

(i) sign a Loan Party’s name on any documents and other Security Instruments necessary to perfect or continue the perfection of, or maintain the priority of, Lender’s security interest in the Collateral,

(ii) execute and do all such assurances, acts and things which such Loan Party is required, but fails to do under the covenants and provisions of the Loan Documents;

(iii) take any and all such actions as Lender may reasonably determine to be necessary or advisable for the purpose of maintaining, preserving or protecting the Collateral or any of the rights, remedies, powers or privileges of Lender under this Agreement or the other Loan Documents. Lender’s foregoing appointment as each Loan Party’s attorney in fact, and all of Lender’s rights and powers, coupled with an interest, are irrevocable until, and shall be automatically revoked at such time as, all Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist) have been fully repaid, in cash, and otherwise fully performed and Lender is under no further obligation to make Credit Extensions hereunder.

11.3	Protective Payments. If a Loan Party fails to obtain the insurance called for by Section 7.8 or fails to pay any premium thereon or fails to pay any other amount which such Loan Party is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Lender may obtain such insurance or make such payment, and all amounts so paid by Lender are Lender Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Lender will make reasonable efforts to provide Borrower with notice of Lender obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Lender are deemed an agreement to make similar payments in the future or Lender’s waiver of any Event of Default.

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11.4	Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Lender shall have the right to apply in any order any funds in its possession, whether payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. Lender shall pay any surplus to Borrower by credit to the Deposit Account designated by Borrower or to other Persons legally entitled thereto; Borrower shall remain liable to Lender for any deficiency. If Lender, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Lender shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Lender of cash therefor.

11.5	Lender’s Liability for Collateral. So long as Lender complies with reasonable practices regarding the safekeeping of the Collateral in the possession or under the control of Lender, Lender shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. The Loan Parties’ bear all risk of loss, damage or destruction of the Collateral.

11.6	No Waiver; Remedies Cumulative. Lender’s failure, at any time or times, to require strict performance by each Loan Party of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Lender’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Lender has all rights and remedies provided under the Code, by law, or in equity. Lender’s exercise of one right or remedy is not an election and shall not preclude Lender from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Lender’s waiver of any Event of Default is not a continuing waiver. Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

11.7	Demand Waiver. Each Loan Party waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments or chattel paper.

11.8	Insurance Assignment. In the event Lender suffers losses as the direct result of Borrower’s, or Borrower’s directors’ or officers’, actions that constitute fraud, gross negligence, or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable judgment, Borrower shall assign the Side B and Side C coverage of its then in effect D&O Insurance policy to Lender. Such assignment shall be made within ten (10) business days after Borrowers receipt of a written demand by Lender for such assignment.

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12.0 NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon transmission, when sent by electronic mail; (b) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (c) when delivered, if hand- delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, or email address indicated below. Lender and Loan Parties may change their respective mailing or electronic mail addresses by giving the other party written notice thereof in accordance with the terms of this Section 12.

If to a Loan Party:

Ispire Technology Inc.

Attn: Michael Wang

Address: 19700 Magellan Drive, Torrance, CA 90502

Email Address: Michael@getispire.com

If to the Lender:

Avon River Ventures LLC.

Attn: Loan Servicing Department

Address: 8 The Green, Suite 11895, Dover DE 19901 USA

Email Address: connect@avonriverventures.com

Contact Number: 424-338-5756

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13.0 Governing Law

THIS LOAN AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS LOAN AGREEMENT, AND ANY CLAIM OR CONTROVERSY DIRECTLY OR INDIRECTLY ARISING OUT OF THIS LOAN AGREEMENT (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY, AND PERFORMANCE, SHALL IN ALL RESPECTS BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION. ANY LEGAL PROCEEDINGS SHALL BE BROUGHT EXCLUSIVELY IN THE STATE OR FEDERAL COURTS LOCATED IN DELAWARE.

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14.0 Waiver of Jury Trial.

THE LOAN PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS LOAN (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS LOAN BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

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15.0 General Provisions

15.1	Termination Prior to Term Loan Maturity Date; Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied in full, in cash and Lender no longer has any obligation to extend credit to Borrower. So long as Loan Parties have satisfied the Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist and any other obligations which, by their terms, are to survive the termination of this Agreement), this Agreement may be terminated prior to the Term Loan Maturity Date by Borrower, effective five (5) Business Days after written notice of termination is given to Lender. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

15.2	Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. No Loan Party may assign this Agreement or any rights or obligations under it without Lender’s prior written consent (which may be granted or withheld in Lender’s discretion). Lender has the right, without the consent of or notice to Loan Parties, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

15.3	Indemnification. Each Loan Party agrees to indemnify, defend and hold Lender and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Lender (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort) (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Lender Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions among Lender and Loan Parties (including reasonable attorneys’ fees and expenses), except for Claims and/or losses to the extent directly caused by such Indemnified Person’s gross negligence or willful misconduct. Each Loan Party agrees to pay, and to hold Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement. This Section 15.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

15.4	Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver.

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The Loan Documents represent the entire Agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations among the parties about the subject matter of the Loan Documents merge into the Loan Documents.

15.5	Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

15.6	Confidentiality. In handling any confidential information, Lender shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made with the relevant Loan Party’s prior written consent, or may be made without such prior written consent: (a) to Lender’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Lender, collectively, “Lender Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Lender shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Lender’s regulators or as otherwise required in connection with Lender’s routine examination or audit thereby; (e) as Lender considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Lender so long as such service providers have executed a confidentiality agreement with Lender with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Lender’s possession when disclosed to Lender as documented in Lender’s internal records, or becomes part of the public domain (other than as a result of its disclosure by Lender in violation of this Agreement) after disclosure to Lender; or (ii) disclosed to Lender by a third party, if, after due inquiry, Lender does not know that the third party is prohibited from disclosing the information. Lender Entities may use Borrower’s name and logo, and include a brief description of the relationship among Loan Parties and Lender, in Lender’s marketing materials. No Loan Party shall issue any press release relating to Lender or this Agreement without Lender’s prior written consent (such consent not to be unreasonably withheld or delayed); provided that the foregoing shall not limit disclosures required by the Exchange Act. The provisions of this paragraph shall survive the termination of this Agreement.

15.7	Attorneys’ Fees, Costs and Expenses. In any action or proceeding among Loan Parties and Lender arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

15.8	Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

15.9	Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

15.10	Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

15.11	Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s- length contract.

15.12	Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

Signature section to follow

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Closing Date.

Borrower: Ispire Technology Inc.

By:	/s/ Michael Wang
Name:	Michael Wang
Title:	Co-Chief Executive Officer

Lender:

Avon River Ventures LLC

By:	/s/ Krutarth Shah
Name:	Krutarth Shah
Title:	CEO

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Schedule A: Amortization Schedule

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Exhibit B: Perfection Certificate

This Perfection Certificate (the “Certificate”) is executed as of February 10, 2025 by Ispire Technology Inc. (the “Borrower”), a Delaware corporation with its principal place of business located at 19700 Magellan Drive, Los Angeles, CA 90502 United States, and Avon River Ventures LLC (the “Lender”), a Delaware limited liability company with its principal place of business located at 8 The Green, Suite 11895, Dover, Delaware 19901, USA.

This Certificate is being delivered pursuant to Section 5 of the Master Loan and Security Agreement (the “Loan Agreement”) between the Borrower and the Lender. The undersigned, on behalf of the Borrower, certifies as follows:

1.0	Secured Obligations

The Borrower confirms that all Obligations under the Loan Agreement, including but not limited to loans, interest, fees, advances, indemnifications, and other amounts payable (collectively, the “Secured Obligations”), are secured by a First Priority Security Interest granted in favor of the Lender. The Borrower acknowledges that all current and future obligations under the Loan Agreement are enforceable and perfected under applicable law, ensuring that Avon River Ventures LLC is fully protected in the event of default.

2.0	Scope of Collateral

The Borrower certifies that the security interest granted to the Lender extends to and includes all tangible and intangible assets of Ispire Technology Inc., as well as those of its affiliates and subsidiaries, including but not limited to:

2.1 Accounts Receivable: All present and future rights to payment for goods sold or services rendered, including but not limited to outstanding invoices, contract receivables, and any proceeds derived from accounts.

2.2 Inventory and Goods: All present and future inventory, raw materials, work in progress, finished goods, and related equipment necessary for the Borrower’s ongoing operations, together with any proceeds or products thereof.

2.3 Intellectual Property: This includes, but is not limited to, all patents, trademarks, copyrights, trade secrets, proprietary technology, brand names, licenses, franchises, and goodwill, particularly any intellectual property rights tied to the Brand Name and any future development in these areas.

2.4 Business Contracts and Agreements: All current and future contracts, leases, franchise agreements, licenses, and any rights arising from those agreements, including all intellectual property and royalty payments connected to the Brand Name or its derivatives.

2.5 Deposit Accounts: All current and future deposit accounts held by the Borrower, other than Excluded Accounts, including but not limited to those under control by EastWest Bank, National Association, as outlined in Section 7.13 of the Loan Agreement.

2.6 Real Property and Leases: Any present or future real estate holdings, leasehold interests, rental income, and any improvements or fixtures attached to the real property.

3.0	Perfection and Filing of Security Interest

The Borrower represents and warrants that the Lender’s security interest has been duly perfected in accordance with applicable law, and all actions necessary to maintain this perfection have been completed, including:

3.1 UCC-1 Financing Statement: UCC-1 financing statements have been filed in the relevant jurisdictions covering all relevant properties and assets of the Borrower., as well as affiliated entities within the GOC as defined in the Loan Agreement. All filings accurately reflect the Borrower’s legal name, jurisdiction, and the collateral description.

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3.2 Control Agreements: The Borrower has executed and delivered to the Lender all necessary control agreements, giving the Lender control over all Deposit Accounts, other than Excluded Accounts. This ensures that Avon River Ventures LLC has first priority rights to these accounts, including any proceeds or funds therein.

3.3 Trademark and Intellectual Property Registration: The Borrower confirms that all trademarks, patents, copyrights, and other intellectual property related to the Brand Name have been registered and assigned as Collateral, and the Lender’s lien on these assets has been perfected by filing necessary documents with the United States Patent and Trademark Office (USPTO) and other relevant intellectual property registries.

3.4 Real Property Interests: The Borrower represents that any security interest granted in real property or leasehold interests has been perfected by filing mortgages, deeds of trust, or leasehold mortgages in the applicable jurisdictions, ensuring the Lender’s lien on these assets is fully enforceable.

4.0.	Employment Identification Numbers, Business Registration Numbers, and Registered Business Addresses

●	(Parent Company) Ispire Technology Inc., a Delaware corporation with its address at:

	19700 Magellan Drive, Los Angeles, CA 90502	EIN/BNN: 93-1869878

●	(Holding Company) Ispire International LTD., a BVI based entity with its address at:

	Craignmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands	EIN/BNN: 2102545 (BVI Company Number)

●	Aspire North America LLC., a California company with its address at:

	19700 Magellan Drive, Torrance, CA 90502	EIN/BNN: 84-5106049

●	Ispire Malaysia Sdn Bdh, a Malaysian corporation with its address at:

	No.16 Jalan I-Park SAC 3, Taman Perindustrian I-Park SAC, 81400 Senai, Johor, Malaysia	EIN/BNN: 202301029865 (1523788-T) (Registration Number)

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●	Aspire Science and Technology Ltd, a Hong Kong Corporation with its address at:

	55 King Yip Street, King Palace Plaza Floor 31, Suite J, Kwun Tong, Hong Kong	EIN/BNN: 2462528 (Registration Number)

●	Aspire AME Electronic Cigarette Trading LLC, a UAE company with its address at:

	Office No. 117, Deira, Almurgabbat, building owned by Mohammed Omar Ali Bin Haider Alharth	EIN/BNN: 1390671 (License Number)

●	Ispire Global Products LLC, a Delaware company with its address at:

	19700 Magellan Drive, Torrance, CA 90502	EIN/BNN: 33-2932272

5.0	Permitted Indebtedness

The Borrower certifies that no indebtedness has been incurred by Ispire Technology Inc. or its subsidiaries except for Permitted Indebtedness, as defined in the Loan Agreement. Specifically, the Borrower represents that:

a. Any Indebtedness incurred is solely in accordance with the limitations set forth in Exhibit B of the Loan Agreement.

b. The Borrower’s indebtedness, including any secured or unsecured loans, is in compliance with the terms, amounts, and creditors approved by the Lender as Permitted Indebtedness.

c. The Borrower has not incurred any additional indebtedness beyond what is allowed under the Loan Agreement without the Lender’s express written consent.

6.0	Permitted Investments

The Borrower represents that all investments made by the Borrower, and its subsidiaries are consistent with the restrictions set forth in the Loan Agreement and fall under the category of Permitted Investments, as defined in Exhibit H of the Loan Agreement, including but not limited to:

6.1 Investments in Subsidiaries: Any capital contributions, loans, or advances to the Borrower’s subsidiaries are compliant with the permitted thresholds and approval processes outlined in the Loan Agreement.

6.2 Equity Interests: The Borrower confirms that any ownership interests, partnerships, or joint ventures are limited to those entities listed on Exhibit H of the Loan Agreement.

6.3 Bank Deposits and Securities: All cash deposits or securities investments are held in Collateral Accounts, subject to the First Priority Security Interest of the Lender, and any additional investments comply with the limitations for liquidity and risk as agreed upon in the Loan Agreement.

7.0	Good Standing and Accuracy

The Borrower further certifies, under Section 6.0 of the MLSA, that:

7.1 Duly Organized and in Good Standing: Each Loan Party and its subsidiaries are duly organized, validly existing, and in good standing in their respective jurisdictions of formation. They are licensed and qualified to do business in all applicable jurisdictions, except where failure to do so would not reasonably have a Material Adverse Effect.

7.2 Perfection Certificate Accuracy: The Perfection Certificate attached hereto reflects the correct and accurate information regarding each Loan Party’s exact legal name, jurisdiction, organizational structure, principal place of business, and any prior changes within the last five years, as required by the Loan Agreement.

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8.0	Litigation and Proceedings

Except as disclosed in the attached Perfection Certificate or through notices provided under Exhibit G of the Loan Agreement, the Borrower certifies that:

a. There are no ongoing or threatened litigation, claims, suits, or legal proceedings involving the Borrower or any of its subsidiaries that exceed One Million Dollars ($1,000,000) in aggregate or would reasonably be expected to result in a Material Adverse Effect.

b. Any known disputes have been disclosed, and no further material proceedings are anticipated at this time.

9.0	Deposits and Security

The Borrower represents that:

a. All Collateral Accounts held by the Borrower are identified in this Perfection Certificate, and no other undisclosed accounts exist.

b. The Borrower has taken all necessary steps to grant the Lender a First Priority Security Interest in all deposit accounts other than Excluded Accounts, as required under Section 7.13 of the Loan Agreement, and no conflicting security interests exist.

10.0	Capitalization and Subsidiaries

The Borrower certifies that:

c. The Capitalization Table delivered to the Lender is accurate, complete, and reflects all issued and outstanding Equity Interests of the Borrower and its subsidiaries as of the Closing Date.

d. No additional subsidiaries exist beyond those disclosed in the Perfection Certificate or through notices provided under Exhibit E of the Loan Agreement.

11.0	Ongoing Perfection and Monitoring

The Borrower acknowledges its responsibility to ensure that the Lender’s security interest remains continuously perfected. This includes:

11.1 Ongoing Filing Requirements: The Borrower will continue to file and refile any necessary UCC-1 financing statements, amendments, or continuation statements as required by law to maintain perfection of the Lender’s security interest.

11.2 Notice of Changes: The Borrower agrees to notify the Lender of any changes in its corporate structure, name, business location, or any other material facts that may affect the Lender’s security interest. This notification must occur at least 30 days prior to any such changes taking effect.

11.3 After-Acquired Property: The Borrower certifies that any after-acquired property, including newly acquired assets, accounts, contracts, or intellectual property, will be promptly reported to the Lender and included under the scope of the Lender’s security interest.

12.0	Signatures and Date

This Perfection Certificate is executed and delivered by the duly authorized representatives of the Borrower and Avon River Ventures LLC as of the date first written above.

Ispire Technology Inc.

By:	/s/ Michael Wang
Name:	Michael Wang
Title:	Co-Chief Executive Officer

Date:	2/10/2025

Avon River Ventures LLC

By:	/s/ Krutarth Shah
Name:	Krutarth Shah
Title:	CEO

Date:	2/10/2025

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Exhibit C: List of All Active Contingent Liabilities, Loans, Debt, with Respective Secured Parties at the Time of Signing This Loan Agreement

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Exhibit D: Promissory Note

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Exhibit E: Primary Address and Jurisdiction of all Assets and entities in GOC.

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Schedule F: Financial and Compliance Reporting

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Exhibit G: Active Lawsuits, Legal Cases, Actions, Litigations, Proceedings

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Exhibit H: Disclosed Investments

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